Exhibit 99.1

November 04, 2013 09:00 ET

Air Industries Group Secures $27 Million Multi-Year Commercial Aerospace Contract

BAY SHORE, NY--(Marketwired - Nov 4, 2013) - Air Industries Group (NYSE MKT: AIRI)

Air Industries Group (NYSE MKT: AIRI) ("Air Industries" or "the Company") announced today that its Air Industries Machining Corp. subsidiary has been awarded a multi-year contract by a leading aerostructures manufacturer to provide nacelle thrust struts. The contract is valued at $27 million with deliveries over six years. Deliveries are to begin in the first half of 2014. These components will be used in a new geared turbofan jet engine manufactured by one of the world's leading providers of aircraft engines. This engine is expected to be used on several new commercial jetliners.

Mr. Peter Rettaliata, Chief Executive Officer of Air Industries, commented: "We are very proud that one of the world's leading manufacturers has selected Air Industries to provide critical components for this new geared turbofan jet engine. We anticipate additional contracts from this same customer to be awarded in the near future. As this engine is placed into service on additional commercial airliners, we anticipate additional follow-on contract awards. In response to the reductions in defense budgets commonly referred to as Sequestration, Air Industries has increased its marketing efforts in the commercial aerospace segment. This new contract, supporting a new commercial aircraft engine, is the first result of these efforts.

"We have been pursuing an Aerospace Consolidation Strategy aimed at grouping small Aerospace Companies to share resources, create Centers of Excellence, and enhance technical capabilities, providing a competitive advantage for the growing Aerospace Industry.

"This contract proposal was successful in part because of the technical expertise that Air Industries gained from the acquisition of Nassau Tool Works. This contact strengthens our presence with an existing customer and expands our relationship to a new to us business unit of that customer."

For additional information, please call 631.881.4913 or ir@airindustriesgroup.com

About Air Industries Group

Air Industries Group (NYSE MKT: AIRI) is an integrated manufacturer of precision components and provider of supply chain services for the aerospace and defense industry. The Company has over 50 years of experience in the industry and has developed leading positions in several important markets that have significant barriers to entry. With embedded relationships with many leading aerospace and defense prime contractors, the Company designs and manufactures structural parts and assemblies that focus on flight safety, including landing gear, arresting gear, engine mounts and flight controls. Air Industries Group also provides sheet metal fabrication, tube bending, and welding services.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
Air Industries Group
631.881.4913